EXHIBIT 10.9

Summary Description of
Named Executive Officer Compensation

On February 20, 2014, the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc., which is responsible for compensation decisions relating to named executive officers of Compressco Partners GP Inc., approved the following increases in annual base salary levels for our current officers who are identified as named executive officers in this Annual Report on Form 10-K. It is expected that such increases will be made effective on or about April 1, 2014:

Named Executive Officer	Title	Prior Base Salary	Increased Base Salary
Ronald J. Foster	President	$286,000	$297,440
James P. Rounsavall	Chief Financial Officer	198,900	206,856
Kevin W. Book	Vice President of International Operations	213,200	221,728
Sheri J. Vanhooser	Vice President of Sales and Business Development	160,000	166,400

Each of the above named executive officers has entered into an employment agreement in a form substantially identical to the form of agreement executed by all employees of Compressco Partners GP Inc. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are at the discretion of the Board of Directors of Compressco Partners GP Inc. or the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc. Each named executive officer is eligible to participate in incentive programs generally available to salaried employees of Compressco Partners GP Inc., including health, life, disability and other insurance and benefits, 401(k) Plan, and vacation, paid sick leave, and other employee benefits.